UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ZAGG INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplemental Information Regarding ZAGG Inc Proxy Statement

Last month we provided our stockholders with the proxy statement for ZAGG Inc’s 2017 Annual Meeting of Stockholders (the “Meeting”), which will be held on June 22, 2017. We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all of the proposals included in our proxy statement. In particular, we are requesting your support on Proposal 4 – specifically a vote FOR approval of the Amended and Restated 2013 Equity Incentive Award Plan (the “Amended Plan”).

We intend to convene the Meeting on Thursday, June 22, 2017, but reserve the right to adjourn the Meeting without concluding the voting for Proposal 4, in order to give stockholders adequate time to evaluate the material covered in this supplemental filing to the proxy statement. In such event, the voting will remain open until the time and date set for reconvening the Meeting, at which time the voting on Proposal 4 will be concluded.

Supplemental Information Regarding Proposal 4 –

Approval of Amended and Restated 2013 Equity Incentive Award Plan

We are advised that Institutional Shareholder Services (“ISS”), an influential proxy advisory firm, has issued a negative recommendation on the proposal to approve our Amended Plan (Proposal 4). We are providing stockholders with the supplemental information contained herein to rebut a number of ISS’ assertions, underscore the importance and appropriateness of the Amended Plan as part of our overall compensation program, highlight the benefits to stockholders of the Amended Plan, and demonstrate why stockholder support of this proposal is warranted.

We believe stockholders should vote to approve the Amended Plan for several reasons:

ISS does not account for our share repurchases in its 3-year average burn rate calculation.

ISS relies on its Equity Plan Scorecard (EPSC) model to quantitatively analyze equity plan proposals. In its analysis of the Amended Plan, ISS noted that ZAGG’s three-year average burn rate is “excessive,” which resulted in low/negative scoring under the “Grant Practices” pillar of its EPSC model. ISS’ burn rate analysis disregards our stock buyback program and the performance-based nature of most equity grants since the adoption of the 2013 Equity Incentive Award Plan (the “Original Plan”).

ZAGG established a stock buyback program in December 2012. Since that time, ZAGG has consistently repurchased shares in the open market in order to mitigate the potential dilutive impact of employee share-based compensation and to return wealth to stockholders. We believe that ZAGG was unfairly penalized by ISS by not considering the ongoing share repurchase program in its calculation. While share repurchases benefit stockholders, a lower number of common shares outstanding generates a higher burn rate for ZAGG under ISS’ EPSC model. Adjusting for the repurchase activity, ZAGG’s annual burn rate is significantly lower than what ISS is showing it its proxy report.

The proposal seeks positive amendments to the plan and does not ask for additional shares.

The Original Plan was approved by stockholders in 2013 and has remained in-place and unchanged since that time.

The amendments included in the Amended Plan prompted a re-review of the entire Amended Plan by ISS, who has relied primarily on a quantitative model to review the Amended Plan. Reliance on the results of a quantitative model has several procedural shortcomings, particularly if a company is not seeking to add additional incremental shares to its equity plan (as is the case here). Instead, the merits of the amendments being made to the Original Plan must be analyzed – and this requires a qualitative assessment that was not properly applied to the Amended Plan.

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Our Amended Plan does not request additional shares; instead, we are seeking approval of the following amendments:

●	Prohibit shares of common stock subject to expired, terminated or lapsed options or SARs from returning to the pool of shares available for grant;

●	Increase the maximum number of shares of common stock that may be granted to any one participant during a one-year period from 300,000 shares to 600,000 shares;

●	Expressly provide for “net exercise” as an acceptable form of payment of the exercise price of a stock option;

●	Provide that no award may vest or become exercisable until at least 12 months after the grant date, provided that up to 5 percent of the shares of common stock authorized for issuance may be subject to awards that do not meet such vesting or exercisability requirements; and

●	Prohibit ZAGG from buying back outstanding stock options or SARs.

These are positive, stockholder-friendly amendments that bring our executive compensation and Amended Plan further in line with market best practices. ISS has raised only one issue, which is our proposed increase in the maximum number of shares that may be granted to any one participant, fearing that it may “accelerate the distribution of awards under the plan”. This is based on flawed logic, is contrary to the Compensation Committee’s historical and expected future grant practices, and is contrary to ZAGG’s historical compensation practices as they relate to executive officers.

Based on its recent review of peer group compensation practices, our Compensation Committee has determined it is necessary and appropriate to increase the individual participant limit on annual awards from 300,000 shares to 600,000 shares for ZAGG’s grant practices to be more competitive with its peer group in recruiting and retaining key executive talent. The Compensation Committee also recognizes the importance of balancing the need for attractive and competitive compensation programs with the interest of ZAGG’s stockholders in preserving the value of their equity investments by aligning both short and long-term actions of employees, non-employee directors and consultants of ZAGG with the interests of its stockholders and by protecting against premature and/or unnecessary dilution.

Plan is Reasonably Structured

Our compensation program features many equity grant practices that are stockholder-friendly and which reflect best practices. These include:

–	Clawback policy

–	Stock ownership guidelines

–	Equity holding requirements

–	Double-trigger change-in-control provisions

–	Robust anti-hedging policy

Furthermore, the estimated duration of currently available shares is very reasonable, at an estimated 3 years. In fact, this is below the median share pool duration for GICS 2520 of 4.3 years. Further, despite the ongoing share repurchase program, dilution is also quite reasonable – 11%, compared to a GICs median of 13%.

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Finally, our proposed Amended Plan does not contain any ISS ‘dealbreakers’ such as language permitting repricing without shareholder approval, tax gross-ups on equity awards, ongoing problematic pay practices or pay-for-performance misalignment.

Our equity plan is an integral part of our pay program

Our Compensation Committee has always strived to maintain a pay program that is well-balanced between short- and long-term incentives, relies heavily on variable pay, and truly links and aligns executive pay with corporate and individual performance. An essential part of this program is the equity plan, which accounts for 79% and 72% of total direct compensation for our CEO and average NEO, respectively, versus our peer group at 70%.

Interestingly, ISS has fully supported our pay program, as indicated by support for our say-on-pay proposal (Proposal 3). In fact, ISS raises no concerns with our say-on-pay, including an indication that our pay-for-performance is aligned (as indicated by our “low concern” rating). Investors, too, have expressed strong support for compensation program, with say-on-pay support in excess of 97% in 2016 and 93% in 2015.

We believe our Amended Plan provides ZAGG with appropriate flexibility to attract, motivate and retain the services of directors, employees and consultants upon whose judgment, interest and special effort the successful conduct of ZAGG’s business operations is largely dependent. We also believe that the proposed amendments included in the Amended Plan further the interests of our stockholders. In short, we believe ISS is incorrect in its assessment and that support for the Amended Plan is warranted.

We request that you vote FOR approval of the Amended and Restated 2013 Equity Incentive Award Plan (Proposal 4).

Even if you have already voted, you can change your vote at any time before the Annual Meeting. You may vote or change your vote using any of the following methods:

●	By Internet: We encourage you to vote and submit your proxy over the Internet at www.proxyvote.com.

●	By Telephone: You may vote by telephone by calling 1-800-579-1639.

●	In person at the Annual Meeting: All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

If you are a stockholder of record, you can revoke your proxy before the time of voting at the Annual Meeting in any of the following ways:

●	by mailing a revised proxy to the Secretary of the Company;

●	by changing your vote on the Internet website;

●	by faxing a revised proxy card; or

●	by voting in person at the Annual Meeting.

If you hold your shares in street name, you may change or revoke the voting instructions you provide to your broker, bank or nominee by following the specific directions provided to you by your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee, by attending the Annual Meeting and voting in person.

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Voting instructions, including instructions to revoke a proxy, are also included in your proxy materials.

Your vote is important to us. We appreciate and thank you for your vote.

Sincerely,

ZAGG Inc

Midvale, Utah

June 20, 2017

This information is first being released to stockholders on or about June 20, 2017, and should be read together with the proxy statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

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